Exhibit 3.4

BY-LAW No. 1

Being a general by-law relating to the regulation of the business and affairs of

Snow Lake Resources Ltd.

hereinafter referred to as the “Corporation”.

INTERPRETATION

1.01	In this and all other by-laws of the Corporation

(a)	“Act” shall mean The Corporations Act, as amended from time to time, being Chapter C225 in the Continuing Consolidation of the Statutes of Manitoba, or any act that may hereafter be substituted therefor;

(b)	“Board” shall mean the board of directors of the Corporation:

(c)	Any other word or term contained in this and in any other by-law of the Corporation which is defined in the Act shall have the meaning given thereto in the Act;

(d)	Where the context so requires, the singular shall include the plural; the plural shall include the singular; the masculine shall include the feminine; and the word “person” shall include firms and corporations.

REGISTERED OFFICE

2.01 Unless changed by special resolution, the registered office of the Corporation shall be in the place specified in the Articles and at such address within such place as the directors may from time to time determine.

DIRECTORS

3.01 NUMBER Unless changed in accordance with the Act, the Board shall comprise not less than one and not more than five directors.

3.02 TERM OF OFFICE Unless the shareholders, by ordinary resolution, elect directors to hold office for a term expiring later than the close of the next annual meeting of shareholders, the term of office of a director upon election or appointment, subject to Section 103 of the Act, shall cease at the close of the first annual meeting of shareholders following his election or appointment, PROVIDED THAT if no directors are elected at such annual meeting he shall continue in office until his successor is elected or appointed ..

MEETINGS OF DIRECTORS

4.01 QUORUM Whenever the Board of directors shall consist of one director, he shall constitute a quorum at any meeting of directors and, whenever the Board of directors shall consist of two or more directors, a majority of the board of directors shall, if present, constitute a quorum at any meeting of directors.

4.02 PLACE OF MEETING Meetings of the Board may be held at any place in Manitoba or without Manitoba as the directors may from time to time determine.

4.03 NOTICE A meeting of directors may be convened on at least two days’ notice by the President or any two directors or by the Secretary on the direction or authorization of the President or any two directors. The notice may be in writing and delivered or mailed or may be given by telephone, telegraph, facsimile or email and need not specify the purpose of business to be transacted at the meeting except where any matter referred to in Section 110(3) of the Act is to be dealt with at such meeting.

A meeting of the Board may be held and duly constituted at any time without notice if all the directors are present or, if any be absent, those absent have waived notice or signified their consent in writing to the meeting being held in their absence.

For the first meeting of the Board to be held immediately following the election of directors by the shareholders or for a meeting of the Board at which a director is appointed to fill a vacancy in the Board, no notice of such meeting shall be necessary to the newly elected or appointed director or directors in order for the meeting to be duly constituted, provided that a quorum of directors be present.

4.04 PARTICIPATION IN MEETING BY ELECTRONIC MEANS If all the directors consent, a director may participate in a meeting of directors or of a committee of directors by means of a telephonic, electronic or other communication facility that permits all participants in the meeting to communicate adequately with each other, and a director participating in the meeting by that means is deemed, for the purposes of the Act, to be present at the meeting.

4.05 VOTING When the Board of the Corporation consists of only one director, the powers of the Board shall be exercised by by-law or resolution signed by such director and, when the Board of the Corporation consists of two or more directors, questions arising at any meeting of directors shall be decided by a majority of votes, in the case of an equality of votes, the Chairman of the meeting shall not have a second or casting vote in addition to his original vote although he may move, second and/or vote upon any resolution or by-law or any other matter or thing whatsoever as if he were a director only and not a chairman of the meeting.

4.06 VOTING WHILE PARTICIPATING BY ELECTRONIC MEANS Any person participating in a meeting of directors and entitled to vote at that meeting may vote by means of the telephonic, electronic or other communication facility that the corporation has made available for that purpose.

INDEMNIFICATIONOF DIRECTORS AND OFFICERS

5.01 Except as otherwise provided in Section 119 of the Act, each director and officer of the Corporation, former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, shall be indemnified against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate .

OFFICERS

6.01 APPOINTMENT The Board shall annually, or as often as may be required, appoint a President and a Secretary and, if deemed advisable, may annually or oftener, as may be required, appoint a Chairman of the Board, a Vice Chairman of the Board, a Managing Director, one or more Vice-Presidents, a Treasurer, one or more Assistant Secretaries and/or one or more Assistant Treasurers.

A director may be appointed to any office of the Corporation but no officer need be a director. Two or more of the aforesaid offices may be held by the same person. In case and whenever the same person holds the offices of Secretary and Treasurer, he may, but need not, be known as the Secretary-Treasurer. The Board may from time to time appoint such other officers as it shall deem necessary who shall perform such duties as shall be assigned to them and have such powers as shall be delegated to them from time to time by the Board and as permitted by the Act.

6.02 REMUNERATION AND REMOVAL The remuneration (if any) of all officers appointed by the Board shall be determined from time to time by resolution of the Board. An officer who is a director or shareholder of the Corporation shall not be disqualified from receiving such remuneration as may be determined. In the absence of a written agreement to the contrary, the Board may remove at its pleasure any officer of the Corporation at any time.

6.03 POWERS AND DUTIES

(i)	PRESIDENT Subject to any duties imposed on the Chairman of the Board, if one be appointed, the President shall preside at all meetings of the shareholders and of the Board. He shall be the chief executive officer and be charged with the general supervision, subject to the authority of the Board, of the business and affairs of the Corporation.

(ii)	SECRETARY OR SECRETARY-TREASURER The Secretary or Secretary-Treasurer shall give, or cause to be given, all notices required to be given for all meetings of the Board, all committees of directors, if any, and all meetings of shareholders; he shall attend all meetings of directors, committees and shareholders and shall enter or cause to be entered in books kept for that purpose minutes of all proceedings at such meetings; he shall have charge of the corporate records (other than accounting records) which the Corporation is required to prepare and maintain by the provisions of the Act.

(iii)	TREASURER The Treasurer shall keep full and accurate books of account in which shall be recorded all receipts and disbursements of the Corporation and, under the direction of the Board, shall control the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; he shall render to the Board at the meetings thereof, or whenever required of him, an account of all his transactions as Treasurer and of the financial position of the Corporation; and he shall perform such other duties as may from time to time be prescribed by the Board.

(iv)	OTHER OFFICERS The duties of all other officers of the Corporation shall be such as the terms of their engagement call for or the Board requires of them. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the Board otherwise directs.

6.04 VACANCIES If the office of President, Secretary or Treasurer, or any other office, shall be or become vacant by reason of death, resignation, disqualification, or otherwise, the Board by resolution may appoint an officer to fill such vacancy.

MEETINGS OF SHAREHOLDERS

7.01 ANNUAL MEETING The annual meeting of the shareholders shall be held in the City of Winnipeg, In Manitoba, or at such other place within Manitoba, on such day in each year and at such time as the directors may by resolution determine, or, if all the shareholders entitled to vote at such meeting so agree, or, if the Articles of the Corporation so provide, at one place or more outside of Manitoba.

7.02 SPECIAL MEETINGS Special meetings of the shareholders may be convened at any time by order of the President or of the Board to be held in the City of Winnipeg, in Manitoba, or at such other place within Manitoba as the directors may by resolution determine, or if all the shareholders entitled to vote at such meeting so agree, or, if the Articles of the Corporation so provide, at one place or more outside of Manitoba.

7.03 QUORUM The quorum for the transaction of business at any meeting of shareholders shall consist of not less than one shareholder personally present and holding or representing by proxy not less than 51% of all the votes entitled to be cast based on the number and class of shares then issued and for the time being enjoying voting rights at such meeting.

No business shall be transacted at any meeting unless a quorum be present at the commencement of business.

7.04 PARTICIPATION IN MEETING BY ELECTRONIC MEANS A person entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants in the meeting to communicate adequately with each other, and a shareholder participating in the meeting by that means is deemed, for the purposes of the Act, to be present at the meeting.

7.05 VOTING Every question submitted to any meeting of shareholders may be decided in the first instance by a show of hands, if the decision be unanimous; otherwise the question shall be decided by a majority on a poll of the votes entitled to be cast at such meeting.

In case of an equality of votes on a poll, the chairman shall not have a casting vote in addition to the vote or votes to which he may be entitled as a shareholder.

At a meeting, unless a poll is demanded, a declaration by the chairman that a resolution has been carried unanimously or by a particular majority or lost shall be conclusive evidence of the fact.

When the Corporation has only one shareholder or when only one shareholder holds all the shares thereof which entitle the holder to receive notice of and attend and vote at any meeting of shareholders, the powers of such shareholder shall be exercised by by-law or resolution signed by such shareholder.

7.06 VOTING WHILE PARTICIPATING BY ELECTRONIC MEANS Any person participating in a meeting of shareholders and entitled to vote at that meeting may vote by means of the telephonic, electronic or other communication facility that the corporation has made available for that purpose.

7.07 PROCEDURE In the absence of the President, the shareholders present entitled to vote shall choose another director as chairman and, if no director be present or if all the directors decline to take the chair, then the shareholders present shall choose one of their number to be chairman.

If at any meeting a poll is demanded on the election of a chairman or on the question of adjournment, it shall be taken forthwith without adjournment. If at any meeting a poll is demanded on any other question or as to the election of directors, it shall be taken by ballot in such manner and either at once, later in the meeting or after adjournment, as the chairman directs.

The result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. A demand for a poll may be withdrawn at any time prior to the taking of the poll.

GENERAL

8.01 NOTICES A notice required by the Act to be sent to a shareholder or director of the Corporation shall be sent in the manner and within such period of time as may be set out in the Act or in this by-law.

8.02 COMPUTATION OF TIME In computing the date when notice must be given under any provision of the Act or this by-law requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice and the date of the meeting or other event shall be excluded.

8.03 OMISSIONS AND ERRORS The accidental omission to give a notice to any shareholder, director, officer or auditor or the non-receipt of any notice by any shareholder, director, officer or auditor or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon, unless otherwise provided in the Act.

8.04 ALLOTMENT Shares in the capital stock of the Corporation shall be allotted by resolution of the Board on the terms and conditions and to such persons or classes of persons as the directors may from time to time determine, subject always to the provisions, if any, of the Articles of incorporation and any special agreements respecting the allotment of shares, if any, made between the shareholders of the Corporation.

8.05 DIVIDENDS The Board may from time to time by resolution declare dividends and pay the same out of any funds of the Corporation properly available for that purpose.

8.06 CHEQUES. DRAFTS AND NOTES All cheques, drafts or orders for the payment of money and all notes and acceptances and bills of exchange shall be signed by such officer or officers or person or persons, whether or not officers of the Corporation, and in such manner as the Board may from time to time designate.

8.07 BANKING The banking business of the Corporation, or any part thereof, shall be transacted with such bank, trust company or other firm or corporation carrying on a banking business as the Board may designate, appoint or authorize from time to time by resolution and all such banking business, or any part thereof, shall be transacted on behalf of the Corporation by such two or more officers, directors and/or other persons as the Board may designate, direct or authorize from time to time by resolution and to the extent therein provided including, but without restricting the generality of the foregoing, the operation of the accounts of the Corporation; the making, signing, drawing, accepting, endorsing, negotiating, lodging, depositing or transferring of any cheques, promissory notes, drafts, acceptances, bills of exchange and orders for payment of money: the giving of receipts for and orders relating to any property of the Corporation; the execution of any agreement relating to any such banking business and defining the rights and powers of the parties thereto; and the authorizing of any officer of such bank to do any act or thing on behalf of the Corporation to facilitate such banking business.

8.08 EXECUTION OF INSTRUMENTS Contracts, documents or instruments in writing requiring the signature of the Corporation must be signed by two directors, either under corporate seal or otherwise, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The Board shall have power from time to time by resolution to appoint any officer or officers or any other person or persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

The Corporate seal of the Corporation, if any, may, when required, be affixed to contracts, documents or instruments in writing signed as aforesaid or by any officer or officers, person or persons appointed as aforesaid by resolution of the Board.

The term “contract, documents or instruments in writing” as used in this by-law shall include deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property, real or personal, immovable or movable, agreements, releases, receipts and discharges for the payment of money or other obligations, conveyances, transfers and assignments of shares, share warrants, bonds, debentures or other securities and all other paper writing.

8.09 CORPORATE SEAL The Corporation may from time to time have a corporate seal. Such seal may be used in the execution of any instrument of the Corporation whenever so permitted under this by-law or otherwise authorized by a resolution of the directors.

8.10 FISCAL YEAR The fiscal year of the Corporation shall terminate on such date as the directors may from time to time by resolution determine.

8.11 LIEN FOR INDEBTEDNESS If the Articles provide that the Corporation shall have a lien on shares registered in the name of a shareholder who is indebted to the Corporation, such lien may be enforced, subject to the provisions of any unanimous shareholder agreement, in any one or more of the following manners:

(a)	the Corporation may refuse to register a transfer of the whole or any part of such share;

(b)	the Corporation may value the shares at their then fair market value and thereafter cancel the shares or part thereof in satisfaction, pro tanto, of the indebtedness and the lien, and if part of the shares only are cancelled, may issue a new share certificate (which may include a fractional share) for the balance of the shares to which the shareholder is entitled;

(c)	the Corporation may seize such shares and cause same to be sold in the name of the shareholder, applying all monies realized from the sale firstly on account of the indebtedness and in satisfaction, pro tanto, of the lien, and remitting the excess, if any, to the shareholder. Any sale of shares made pursuant to this sub-paragraph 8.11(c) may be to an existing shareholder of the Corporation or to any person not then a shareholder;

(d)	the Corporation may take such other action, suit, remedy or proceeding in authorized or permitted by law or by equity, a court of competent jurisdiction, for the enforcement of the lien, and in such action, suit, remedy or proceeding the Corporation may seek:

(i)	an Order for sale of such shares with proceeds to be applied as set out in sub-paragraph 8.11(c);

(ii)	an Order compelling the shareholder to transfer the shares or part thereof to the Corporation in satisfaction, pro tanto, of the indebtedness and the lien;

(iii)	an injunction restraining the shareholder from dealing with the shares, whether by way of transfer, pledge hypothecation, delivery or otherwise.

The Corporation may not enforce the lien in accordance with sub-paragraph 8.11(b) or (c) without first having given the shareholder 15 days written notice of its intention thereof.

ENACTED THIS 25th day of May, 2018.

President	Secretary

BY-LAW No. 2

of

Snow Lake Resources Ltd.

hereinafter referred to as the “Corporation”

1.	The directors may, without authorization of the shareholders:

(a)	borrow money upon the credit of the Corporation;

(b)	issue, re-issue, sell or pledge debt obligations of the Corporation;

(c)	mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any debt obligation of the Corporation ; and

(d)	give a guarantee on behalf of the Corporation to secure performance of an obligation of any person.

2.	The words “debt obligation” and “security interest” shall have the same meaning as set out in The Corporations Act, being Chapter C225 in the Continuing Consolidation of the Statutes of Manitoba.

3.	The directors may from time to time by resolution delegate to a managing director or a committee of directors all or any of the powers conferred on the directors by paragraph 1 of this by-law to the full extent thereof or such lesser extent as the directors may in any such resolution provide, except that securities may only be issued in the manner and on the terms authorized by the directors.

4.	The powers hereby conferred shall be deemed to be in supplement of and not in substitution for any power to borrow money or to give security for the purposes of the Corporation possessed by its directors or officers independent of this by-law and, in particular, are in addition to those given by Section 183 of The Corporations Act.

ENACTED THIS 25th day of May, 2018

President	Secretary